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                                                                   Exhibit 10(a)



INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 811-09739 of Master Large Cap Series Trust (the "Trust") on Form N-1A of our reports dated December 19, 2003 for Merrill Lynch Large Cap Core Fund, and December 17, 2003 for Merrill Lynch Large Cap Growth Fund and Merrill Lynch Large Cap Value Fund (each a "Fund"), and December 19, 2003 for Master Large Cap Core Portfolio, and December 17, 2003 for Master Large Cap Growth Portfolio and Master Large Cap Value Portfolio, appearing in the October 31, 2003 Annual Report of each respective Fund, which are incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 24, 2004